IRREVOCABLE PROXY

        Effective as of August 31, 2004, I, the undersigned, being the owner of shares of the capital stock of CGI Holding Corporation., a Nevada corporation (the “Corporation”), do hereby constitute and appoint Gerard M. Jacobs, or any other designee of his, for me and in my name, place and stead, with full power of substitution, as my proxy, to vote all shares of common stock of the Company owned, directly or indirectly, by me as of the date hereof and any other shares of common stock of the Company hereinafter acquired by me (the “Shares”) (i) at any meeting of the Corporation (whether annual or special and whether or not an adjourned meeting) or otherwise with full power to vote and act for me in the same manner and to the extent that I might have were I personally present at the meeting and (ii) to execute consents in writing on my behalf in lieu of such meetings.

        This proxy is being granted pursuant to that certain Settlement Agreement, dated as of August 31, 2004, by and among the undersigned, GMP, LLC, Safe Environment Corporation of Indiana and Gerard M. Jacobs and is coupled with an interest pursuant thereto.

      THIS PROXY IS IRREVOCABLE.

Dated: February 9, 2005

/s/John Giura

JOHN GIURA